Exhibit 99.1

NEWS BULLETIN	RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900
CLAIRE’S STORES, INC. ANNOUNCES SELECTED PRELIMINARY, UNAUDITED FISCAL 2008
FOURTH QUARTER AND FULL YEAR RESULTS
PEMBROKE PINES, Florida, February 27, 2009. Claire’s Stores, Inc., a leading specialty retailer offering value-priced jewelry and accessories, today announced selected preliminary, unaudited financial results for the 2008 fourth quarter as well as the fiscal year, which ended January 31, 2009.
The financial results discussed in this press release regarding selected fiscal 2008 results are unaudited and should be considered preliminary and subject to change. The Company does not currently expect to update this information prior to the release of its fourth quarter and fiscal 2008 financial results. The Company expects to hold its regular quarterly conference call when those results are released in April. The Company plans to file its 2008 Annual Report on Form 10-K on or before the due date of April 30, 2009.
Fourth Quarter Results
The Company expects to report net sales of $393 million for the 2008 fourth quarter, a 12.2% decrease from the 2007 fourth quarter. The decrease was primarily attributable to a decline in same store sales and the effect of foreign currency translation, partially offset by new store sales. Sales would have declined 5.4% excluding the impact from foreign currency translation.
Consolidated same store sales declined 7.2% in the 2008 fourth quarter. In North America, same store sales decreased 7.8%, with sales at our Icing stores declining less than at our Claire’s stores. European same store sales declined 5.9%. We compute same store sales on a local currency basis, which eliminates any impact from changes in foreign exchange rates.
While still negative, same store sales began to improve in January. This improvement has continued into Fiscal 2009 as same store sales to date in February are slightly positive.
During the fourth quarter, the Company continued to execute upon its Cost Savings Initiative (“CSI”), achieving approximately $9 million of savings in the quarter. After achieving approximately $16 million of savings from CSI during fiscal 2008, the Company is still on target to achieve in excess of $40 million savings from CSI on an annual basis. In addition to CSI, the Company has identified approximately another $20 million of cost reduction opportunities which are expected to be realized during Fiscal 2009 for a total savings in excess of $60 million on an annual basis. These savings will be offset somewhat by increases in certain other expenses.
Adjusted EBITDA in the 2008 fourth quarter is expected to be between $75 and $78 million compared to $115 million in the 2007 fourth quarter. The Company defines Adjusted EBITDA as earnings before interest, income taxes, depreciation and amortization, excluding the impact of transaction related costs incurred in connection with its May 2007 acquisition and other non-recurring or non-cash expenses, and normalizing occupancy costs for certain rent-related adjustments.
During the 2008 fourth quarter the Company closed 118 underperforming North American stores. The Company will report a modest non-cash charge associated with the write-off of these assets. The Company continues to evaluate its entire store portfolio and may close other stores in the future.
At January 31, 2009, cash and cash equivalents were $205 million, and $194 million continued to be drawn on the Company’s Revolving Credit Facility. As previously disclosed, the Company drew the full available amount under the facility during the 2008 third quarter in order to preserve the availability of the commitment because a member of the facility syndicate, Lehman Brothers, filed for bankruptcy. The agent bank has not yet found a replacement for Lehman Brothers in the facility syndicate, or arranged for the assumption of Lehman Brothers’ commitment by a creditworthy entity. The Company will continue to assess whether to pay down all or a portion of this outstanding balance based on various factors, including the creditworthiness of other syndicate members and general economic conditions.

Fiscal 2008 Results
The Company expects to report that net sales for fiscal 2008 declined 6.5% to $1,413 million from $1,511 million in the prior fiscal year. Same store sales decreased 6.9%. For fiscal 2008, Adjusted EBITDA is expected to be between $212 and $215 million compared to $300 million in the prior fiscal year.
As a result of the difficult retail operating environment and the current challenging economic conditions, the Company is currently assessing the recoverability of its goodwill and other intangible assets as well as its fixed assets and expects to record a material non-cash impairment charge for the quarter ended January 31, 2009. The size of the impairment charge will be determined after further analysis and finalized prior to the filing of the 2008 Annual Report on Form 10-K. Any such impairment charge would be non-cash, would not affect any of the terms of the Company’s Credit Facility or Indenture agreements, and would not have any effect on our liquidity or cash flow.
Adjusted EBITDA
EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP, are not intended to represent cash flow from operations under GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow from operating, investing or financing activities as a measure of liquidity. Management compensates for the limitations of using EBITDA and Adjusted EBITDA by using it only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. Each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.
Management uses Adjusted EBITDA as an important tool to assess our operating performance. Management considers Adjusted EBITDA to be a useful measure in highlighting trends in our business and in analyzing the profitability of similar enterprises. Management believes that Adjusted EBITDA is effective, when used in conjunction with net income (loss), in evaluating asset performance, and differentiating efficient operators in the industry. Furthermore, management believes that Adjusted EBITDA provides useful information to potential investors and analysts because it provides insight into management’s evaluation of our results of operations. Our calculation of Adjusted EBITDA may not be consistent with “EBITDA” for the purpose of the covenants in the agreements governing our indebtedness.
While EBITDA and Adjusted EBITDA are frequently used as a measure of operations and the ability to meet indebtedness service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. Management believes that these measures provide useful information to investors.
Company Overview
Claire’s Stores, Inc. is a leading specialty retailer of value-priced jewelry and accessories for girls and young women through its two store concepts: Claire’s® and Icing®. While the latter operates only in North America, Claire’s operates worldwide. As of January 31, 2009, Claire’s Stores, Inc. operated 2,969 stores in North America and Europe. Claire’s Stores, Inc. also operates through its subsidiary, Claire’s Nippon, Co., Ltd., 214 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. The Company also franchises 196 stores in the Middle East, Turkey, Russia, South Africa, Poland and Guatemala.

Forward-looking Statements:
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending; competition; general economic conditions such as increased energy costs; general political and social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase same store sales; inability to renew, replace or enter into new store leases on favorable terms; significant increases in our merchandise markdowns; inability to grow our store base in Europe; inability to design and implement new information systems; delays in anticipated store openings or renovations; uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final U.S. GAAP adjustments; changes in applicable laws, rules and regulations, including changes in federal, state or local regulations governing the sale of our products, particularly regulations relating to metal and other content in our products, and employment laws relating to overtime pay, tax laws and import laws; product recalls; loss of key members of management; increases in the cost of labor; labor disputes; unwillingness of vendors and service providers to supply goods or services pursuant to historical customary credit arrangements; increases in the cost of borrowings; unavailability of additional debt or equity capital; and the impact of our substantial indebtedness on our operating income, and our ability to grow. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008 filed with the SEC on April 25, 2008. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.
Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and the most recent Form 10-K and Form 10-Q reports are available on Claire’s business website at: http://www.clairestores.com.
Contact Information:
J. Per Brodin, Senior Vice President and Chief Financial Officer
Phone: (954) 433-3900, Fax: (954) 433-3999 or E-mail, investor.relations@claires.com

CLAIRE’S STORES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA
(PRELIMINARY AND UNAUDITED)
(IN MILLIONS)

	Three Months	Three Months
	Ended	Ended
	Jan. 31, 2009	Feb. 2, 2008
Operating income (a)	$39 to $42	$78
Depreciation and amortization	20	22

Reported EBITDA	59 to 62	100
Cost Savings Initiative costs (b)	12	—
Transaction related costs (d)	(2)	4
Lease right intangible assets amortization	1	1
Loss on property & equipment retirement	—	3
Stock compensation expense	2	3
Legal settlement & related costs	—	1
Relocation costs (e)	1	—
Management fee	1	1
Book to cash rent adjustment (g)	1	2

Adjusted EBITDA	$75 to $78	$115

CLAIRE’S STORES, INC. AND SUBSIDIARIES
ADJUSTED EBITDA
(PRELIMINARY AND UNAUDITED)
(IN THOUSANDS)

	Successor	Predecessor	Successor
	Entity	Entity	Entity	Combined
	Twelve Months	Feb. 4, 2007	May 29, 2007	Twelve Months
	Ended	Through	Through	Ended
	Jan. 31, 2009	May 28, 2007	Feb. 2, 2008	Feb. 2, 2008
Operating income (loss) (a)	$77 to $80	$141	$(27)	$114
Depreciation and amortization	85	61	20	81

Reported EBITDA	162 to 165	202	(7)	195
Cost Saving Initiative costs (b)	16	—	—	—
Pan European Transformation costs (c)	9	—	—	—
Transaction related costs (d)	4	73	7	80
Lease right intangible assets amortization	2	1	1	2
Equity income	—	(1)	—	(1)
Loss on property and equipment retirement	—	1	4	5
Gain on sale of intangible assets	(1)	—	—	—
Stock compensation expense	8	1	6	7
Legal settlement & related costs	—	—	1	1
Relocation costs (e)	2	—	—	—
Consulting expenses (f)	1	—	—	—
Fixture leases	—	—	1	1
Cost savings	—	1	—	1
Management fee	3	—	2	2
Book to cash rent adjustment (g)	6	1	6	7

Adjusted EBITDA	$212 to $215	$279	$21	$300

The following footnotes relate to the tables above:
(a)	The preliminary 2008 operating income excludes the effect of any impairment charges for goodwill, identifiable intangible assets or fixed assets that are being assessed and will be finalized prior to filing the 2008 Form 10-K.

(b)	Represents the non-recurring severance and other implementation costs for our Cost Savings Initiative project.

(c)	Represents the non-recurring costs of our strategic Pan-European Transformation project. These costs consist primarily of severance, consulting fees, compensation and legal expense.

(d)	Transaction costs represent legal, financial advisory, compensation, severance and other acquisition related expenses, net of the reversal of reserves established at the time of the transaction.

(e)	Consists of costs, including third party charges and compensation, incurred in conjunction with the relocation of new employees.

(f)	Represents non-recurring consulting expenses.

(g)	Represents net non-cash rent expense, amortization of rent free periods, the inclusion of cash landlord allowances, and the net accretion of favorable (unfavorable) lease obligations.

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